Exhibit 8.2

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 17, 2013

West Coast Bancorp

5335 Meadows Road – Suite 201

Lake Oswego, Oregon 97035

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Columbia Banking Systems, Inc., a Washington corporation (“Columbia”), including the proxy statement/prospectus forming a part thereof, relating to the proposed business combination between West Coast Bancorp, an Oregon corporation (“West Coast”), and Columbia.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz